EXHIBIT 99

NEWS RELEASE
-------------


FOR IMMEDIATE RELEASE         Contact:  John W. Conlon, Chief Financial Officer
---------------------                   (740) 373-3155
October 23, 2000


                      PEOPLES BANCORP REPORTS 11% INCREASE
                       IN THIRD QUARTER EARNINGS PER SHARE
  ----------------------------------------------------------------------------

         MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) announced third quarter earnings of $0.44 per diluted share, up 10.8% over the third quarter of 1999, as growth in non-interest revenues contributed to increased earnings. Net income for the quarter ended September 30, 2000, totaled $2,882,000, up $124,000 (or 4.5%) from the same period last year. Return on average assets and return on average equity were 1.04% and 15.33%, respectively, for the third quarter of 2000 compared to 1.07% and 14.37%, respectively, for the third quarter of 1999. Earnings for the third quarter of 2000 include pre-tax gains on sales of securities and assets of $102,000, which increased earnings per share by $0.01.
         Cash basis earnings increased to $0.50 per diluted share in the third quarter of 2000, up $0.04 (or 8.7%) compared to the third quarter of 1999, and for the nine months ended September 30, 2000, totaled $1.46 per diluted share, an increase of $0.11 (or 8.1%) over the same period last year. Cash basis return on average equity was 23.25% for the third quarter of 2000 compared to 22.84% a year earlier and 23.03% for the first nine months of 2000 versus 20.04% in 1999. Cash basis earnings exclude the effects of intangible assets and related amortization expenses.
         Year-to-date through September 30, 2000, net income totaled $8,444,000, or $1.28 per diluted share, a $507,000 (6.4%), or $0.15 per diluted share (13.3%), increase from 1999's total of $7,937,000, or $1.13 per diluted share. Return on average equity was 15.38% for the first nine months of 2000 versus 12.74% a year ago. For the nine months ended September 30, return on average assets was 1.04% versus 1.10% a year ago.
         "We are pleased to announce solid third quarter results," commented Robert E. Evans, Peoples Bancorp's President and CEO. "Our investment and insurance sales efforts continue to produce strong revenue growth. One of our goals is to grow revenues 20% annually while fulfilling our clients' needs by providing diversified, integrated financial products and services."
         Since 1999, Peoples Bancorp ("Peoples") has continued to implement its "Connections" process to enhance client service through integrated, relationship-based selling. Promotional campaigns to increase core deposits and enhance Peoples' product and service visibility in its primary markets have been recent focal points of these marketing initiatives. Peoples deposit growth of nearly $26 million in the third quarter of 2000 can be attributed to the Connections process, which also provides Peoples with increased fee income opportunities with new clients and referral opportunities to Peoples' many investment and insurance products.
         Peoples' commitment to diversity and growth of revenues through various lines of business, especially those not dependent on interest rates, resulted in strong growth of non-interest income (excluding securities gains) in the third quarter of 2000 as revenues increased $430,000 (or 22.7%) to $2,327,000 compared to 1999's third quarter. For the nine months ended September 30, 2000, non-interest income totaled $6,688,000, an increase of $1,132,000 (or 20.4%) compared to the same period in 1999.
         Service charges on deposits, still Peoples' largest source of non-interest revenues, grew $145,000 (or 21.0%) in the third quarter of 2000 compared to the same period a year earlier. Revenue growth can be attributed to volume increases of standard cost-recovery fees related to overdraft and non-sufficient funds, as well as volume growth in Peoples' deposit service income generated from business customers. Insurance commission revenues increased from $130,000 in the third quarter of 1999 to $415,000 for the three months ended September 30, 2000. The majority of revenue growth resulted from increases in Peoples' life insurance and annuity sales. Commission revenues from sales of property and casualty insurance also grew significantly in the third quarter of 2000 as Peoples Insurance client service teams continue to expand the number of clients served.
         Growth of investment and insurance commissions was partially offset by decreased trust revenues in the third quarter of 2000 compared to the same period a year ago. Trust revenues have been challenged in 2000 due to recent decreases in market valuations. Despite those challenges, on a year-to-date basis, trust revenues are up $14,000 (or 0.7%) compared to the nine months ended September 30, 1999. Electronic banking revenues increased $47,000 (or 19.0%) to $294,000 in the third quarter of 2000, due primarily to increased debit card activity and expanded use of debit cards by Peoples' clients. Management believes growth in non-interest income reflects the success of Peoples' client service teams to professionally and quickly serve client needs. Fueled by continued insurance and investment revenue growth, management expects non-interest income to grow modestly in the latter part of 2000 and into the first quarter of 2001.
         Compared to the same period a year earlier, net interest income on a fully tax equivalent basis decreased $173,000 (or 1.7%) to $10,250,000 for the quarter ended September 30, 2000, resulting in a net interest margin of 3.99%. Through the first nine months of 2000, net interest margin was 4.14% versus 4.41% in 1999. Net interest margin faced downward pressure due to competitive pricing of loans and deposits in Peoples' markets, as well as rising interest rates on Peoples' interest-bearing liabilities, particularly Peoples' short-term borrowings, which have repriced upward approximately 160 basis points since the third quarter of 1999. Peoples' reliance on short-term funding has increased due to recent loan growth and repayments of certain longer-term borrowings. Management anticipates that Peoples' net interest income levels will remain stable compared to the third quarter of 2000 or decrease modestly due to competition for loans and deposits in Peoples' primary markets. Management recently increased Peoples' base retail loan rates to reflect current interest rate conditions, although any enhancements in net interest margin from this increase is expected to be offset by increases in funding source costs. Net interest margin in 2000 has also been impacted by Peoples' asset growth strategy implemented in mid-1999, as Peoples increased its earning asset base by approximately $150 million in conjunction with the trust preferred securities issued in April 1999.
         Peoples' strong loan growth continued in the third quarter of 2000, increasing $22.9 million (or 3.3%) since June 30, 2000 to $724.3 million at the end of the third quarter of 2000. Most of Peoples' loan growth has occurred in its mid-Ohio Valley markets and contiguous areas, as well as central Ohio markets in Fairfield and Licking Counties. Volume increases occurred in commercial loans and real estate loans, including home equity loans, which continue to be a popular loan product for many Peoples' clients. Management expects modest loan growth in the fourth quarter of 2000.
          As a result of the increase in loan volume, the loan loss provision increased $153,000 during the third quarter of 2000 compared to the same period a year earlier. At September 30, 2000, Peoples' allowance for loan losses totaled $11.2 million (or 1.55% of total loans), up $942,000 since year-end 1999. Peoples' asset quality continues to be above peer group levels and reflects the overall quality of Peoples' loan portfolio.
         Peoples continued its investment in enhanced client service initiatives in the third quarter of 2000, which contributed to increased non-interest expense. In the third quarter of 2000, non-interest expense totaled $7,750,000, an increase of $434,000 (or 5.9%) compared to the same period last year. Salaries and benefits expense is Peoples' largest non-interest expense, and increased $412,000 (or 13.8%) compared to the third quarter of 1999, due primarily to commissions paid to insurance and investment associates as well as modest increases in the number of Peoples' client service associates. Occupancy and equipment expenses were up $95,000 (or 10.9%) from the third quarter of 1999 due to investments in technology and client service areas designed to enhance Peoples' associates ability to serve client needs.
         One of Peoples strategies is to make financial services more convenient, flexible, and speedy for clients, including Internet banking and other means of electronic banking. Management believes current investments in and expansion of client service efforts helps Peoples accomplish that goal. The increased level of non-interest expense is reflected in Peoples Bancorp's efficiency ratio. For the quarter ended September 30, 2000, the efficiency ratio was 56.80% compared to 54.03% a year ago, while on a year-to-date basis, was 56.60% in 2000 versus 53.61% in 1999. The combination of compressed net interest margins and increased levels of non-interest expense have negatively impacted Peoples' efficiency ratio, while favorably impacting other ratios such as return on shareholders' equity and earnings per share.
         Peoples' effective tax rate was 29.3% in the third quarter of 2000 compared to 32.5% for the third quarter of 1999. For the nine months ended September 30, the effective tax rate was 30.2% compared to 31.9% in 1999. Peoples has implemented tax reduction strategies, including investing in low income housing and historic tax credits, in an effort to reduce tax burden and lower the effective tax rate reflected in the third quarter of 2000 and going forward. Management continues to explore methods in which to decrease Peoples' tax burden.
         Peoples continues to repurchase treasury shares through its 2000 Stock Repurchase Program, although such purchases have slowed in recent weeks as management analyzes other cash considerations for optimum return to shareholders. At October 20, 2000, Peoples had repurchased approximately 56% of the 165,000 shares authorized under the 2000 Stock Repurchase Program.
         Peoples Bancorp Inc. is a diversified financial services company with $1.1 billion in assets. Peoples' lead subsidiary is Peoples Bank, National Association, which offers complete banking products and services through 38 financial service locations and 25 ATM's in Ohio, West Virginia, and Kentucky. Peoples Bank also makes available other financial services through Peoples Investments, which provides customer-tailored solutions for fiduciary needs, investment alternatives, and asset management needs (securities are offered exclusively through Raymond James Financial Services, member NASD/SIPC, an independent broker/dealer located at Peoples Bank). Peoples Insurance also provides life, property and casualty insurance products and services through Peoples Insurance Agency, Inc. Peoples Bancorp's common shares are traded through the Nasdaq National Market System under the symbol PEBO. Learn more about Peoples Bancorp or enroll in Peoples OnLine Connection, Peoples Bank's Internet banking product, at www.peoplesbancorp.com.
         The statements in this release which are not historical fact are forward looking statements that involve risks and uncertainties, including, but not limited to, the interest rate environment, the effect of federal and state banking and tax regulations, the effect of technological changes, the effect of economic conditions, the impact of competitive products and pricing, and other risks detailed in Peoples' Securities and Exchange Commission filings. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections.

PEOPLES BANCORP INC.  (Nasdaq: PEBO)
Financial Highlights (Unaudited)




                                                       --------------------------------    --------------------------------
                                                             Three Months Ended                   Nine Months Ended
(in $000's, except share data)                                  September 30,                       September 30,
                                                             2000             1999               2000             1999
                                                       --------------------------------    --------------------------------
PER SHARE DATA Net income per share (a)
   Basic                                               $        0.44     $        0.41     $         1.29    $        1.15
   Diluted                                             $        0.44     $        0.40     $         1.28    $        1.13
   Cash basis earnings - diluted (b)                   $        0.50     $        0.46     $         1.46    $        1.35
Dividends declared per share                           $        0.14     $        0.13     $         0.42    $         .37
Book value per share                                   $       11.86     $       11.24     $        11.86    $       11.24
Tangible book value per share (b)                      $        9.03     $        8.23     $         9.03    $        8.23
Dividend payout as a percentage of net income                  31.78%            31.18%             32.73%           32.28%
Actual shares outstanding (net of treasury shares) (a)     6,496,726         6,688,156          6,496,726        6,688,156
Weighted average shares outstanding:
   Basic                                                   6,518,187         6,763,341          6,532,434        6,872,698
   Diluted                                                 6,583,143         6,977,334          6,616,546        7,056,986

PERFORMANCE RATIOS
Return on average equity                                      15.33%            14.37%             15.38%           12.74%
Cash basis return on average equity (b)                       23.25%            22.84%             23.03%           20.04%
Return on average assets                                       1.04%             1.07%              1.04%            1.10%
Cash basis return on average assets (b)                        1.21%             1.27%              1.21%            1.32%
Efficiency ratio (c)                                          56.80%            54.03%             56.60%           53.61%
Net interest margin (fully tax equivalent)                     3.99%             4.38%              4.14%            4.41%
Net loan chargeoffs as a percentage of average loans           0.04%             0.03%              0.11%            0.09%

NET CHARGEOFFS
Gross chargeoffs                                       $         422     $         274     $        1,063    $         848
Recoveries                                             $         115     $          99     $          283    $         300
                                                       --------------    --------------    ---------------   --------------
     Net chargeoffs                                    $         307     $         175     $          780    $         548
                                                       --------------    --------------    ---------------   --------------

(a)  Adjusted for stock dividends.
(b) Excludes after-tax impact of intangible amortization expense and/or balance sheet impact of intangible assets acquired through use of purchase accounting for acquisitions.
(c) Non-interest expense (less intangible amortization and non-direct operational expenses) as a percentage of fully tax equivalent net interest income plus non-interest income. All non-recurring items are removed from the calculation.

             PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME


                                                      --------------------------------     --------------------------------
                                                            Three Months Ended                    Nine Months Ended
(in $000's)                                                    September 30,                        September 30,
                                                            2000              1999               2000              1999
                                                      -- -----------      -------------    --------------    --------------

Interest income                                       $      21,799     $      19,104      $      62,835     $      52,711
Interest expense                                             11,804             9,049             32,511            24,453
                                                      -- -----------    -- -----------     -- -----------    -- -----------
     Net interest income                                      9,995            10,055             30,324            28,258
Provision for loan losses                                       600               447              1,722             1,431
                                                      -- -----------    -- -----------     -- -----------    -- -----------
Net interest income after provision for loan losses           9,395             9,608             28,602            26,827
Net gain (loss) on securities transactions                       66             (115)                 10             (114)
Net gain (loss) on asset disposals                               36                14              (109)                 9
Non-interest income:
    Service charges on deposits                                 835               690              2,380             1,993
    Trust revenues                                              648               681              1,974             1,960
    Insurance commissions                                       415               130                945               378
    Electronic banking revenues                                 294               247                886               741
    Other non-interest income                                   135               149                503               484
                                                      -- -----------    -- -----------     -- -----------    -- -----------
        Total non-interest income                             2,327             1,897              6,688             5,556
Non-interest expense:
    Salaries and benefits                                     3,393             2,981              9,987             8,762
    Occupancy and equipment                                     963               868              2,957             2,697
    Trust preferred                                             656               663              1,961             1,180
    Amortization of intangibles                                 571               657              1,713             1,970
    Other non-interest expense                                2,167             2,147              6,479             6,017
                                                      -- -----------    -- -----------     -- -----------    -- -----------
        Total non-interest expense                            7,750             7,316             23,097            20,626
                                                      -- -----------    -- -----------     -- -----------    -- -----------
Income before income taxes                                    4,074             4,088             12,094            11,652
Income taxes                                                  1,192             1,330              3,650             3,715
                                                      -- -----------    -- -----------     -- -----------    -- -----------
          Net income                                  $       2,882     $       2,758      $       8,444     $       7,937
                                                      -- -----------    -- -----------     -- -----------    -- -----------

Fully tax equivalent net interest income              $      10,250     $      10,423      $      31,095     $      29,265





               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                    ----------------------------------    ---------------------------------
                                                           Three Months Ended                    Nine Months Ended
(in $000's)                                                   September 30,                        September 30,
                                                          2000               1999               2000              1999
                                                    ----------------------------------    ---------------------------------
CONSOLIDATED AVERAGE BALANCES
Average gross loans                                 $      711,194     $      613,306     $      686,988    $      590,673
Average earning assets                                   1,003,321            933,252            976,061           873,661
Average total assets                                     1,104,197          1,031,184          1,079,868           960,570
Average non-interest bearing deposits                       80,283             78,665             81,054            77,487
Average interest bearing deposits:
    Savings                                                 81,109             95,434             85,555            97,383
    Interest-bearing demand deposits                       241,879            217,405            228,041           212,028
    Time deposits                                          336,624            309,905            340,388           317,041
                                                    ---------------    ---------------    ---------------   ---------------
        Total average interest bearing deposits            659,612            622,744            653,984           626,452
Average stockholders' equity                        $       75,187     $       76,764     $       72,875    $       83,046
                                                    ---------------    ---------------    ---------------   ---------------


               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION



                                                                     -----------------   -----------------  -----------------
                                                                      September 30,        December 31,      September 30,
                                                                           2000                1999               1999
                                                                     -----------------   -----------------  -----------------
LOAN PORTFOLIO (in $000's, end of period)
Commercial, financial, and agricultural                              $        290,308    $        272,219   $        254,486
Real estate, construction                                                      27,344              14,067             12,135
Real estate, mortgage                                                         280,206             252,427            246,191
Consumer                                                                      126,470             121,120            118,328
                                                                     -----------------   -----------------  -----------------
     Total loans                                                     $        724,328    $        659,833   $        631,140

ASSET QUALITY
Allowance for loan losses as a percent of total loans                           1.55%               1.56%              1.65%
Allowance for loan losses as a percent of
    nonperforming loans (a)                                                    320.1%              487.6%             540.1%
Nonperforming loans as a percent of total loans (a)                             0.48%               0.32%              0.30%
Nonperforming assets as a percent of total assets (b)                           0.34%               0.21%              0.22%
Nonperforming assets as a percent of total loans and
other real estate owned
    real estate owned (b)                                                       0.52%               0.35%              0.36%
Nonperforming assets (in $000's, end of period):
   Loans 90 days or more past due                                    $            610    $            249   $            702
   Renegotiated loans                                                $            945    $            747   $            748
   Nonaccrual loans                                                  $          1,946    $          1,109   $            474
   Other real estate owned                                           $            283    $            207   $            349
                                                                     -----------------   -----------------  -----------------
        Total nonperforming assets                                   $          3,501    $          2,312   $          2,273

REGUALTORY CAPITAL (in $000's, end of period)
Tier 1 risk-based capital                                                      12.58%              12.57%             13.15%
Total risk-based capital ratio (Tier 1 and Tier 2)                             14.03%              14.30%             14.86%
Leverage ratio                                                                  8.54%               8.29%              8.58%
Tier 1 capital                                                       $         94,247    $         87,216   $         87,795
Total capital (Tier 1 and Tier 2)                                    $        105,097    $         99,213   $         99,222
Total risk-weighted assets                                           $        749,331    $        693,688   $        667,591

SUPPLEMENTAL DATA (in $000's, end of period)
Trust assets under management                                        $        508,396    $        560,229   $        572,091
One year cumulative repricing gap                                    $        (49,345)   $        (63,033)  $        (28,192)
Employees (full-time equivalent)                                                  383                 385                377
Full service offices                                                               32                  31                 31
Supermarket offices                                                                 4                   3                  3
ATMs                                                                               25                  24                 23
Announced treasury share plans: (c)
    Total shares in plan                                                      165,000             346,500            346,500
    Shares purchased (d)                                                       16,670              89,977            169,154
    Average price (d)                                                $          14.75    $          23.46   $          25.57
                                                                     -----------------   -----------------  -----------------


(a) Nonperforming loans include loans 90 days past due and accruing, renegotiated loans, and nonaccrual loans.
(b) Nonperforming assets include nonperforming loans, and other real estate owned.
(c) 1999 data reflects 1999 Stock Repurchase Program of 346,5000 shares
    (or 5% of outstanding shares); 2000 data reflects 2000 Stock Repurchase Program of 165,000 shares (or 2.5% of outstanding shares). All share amounts adjusted for stock dividends.
(d) Reflects treasury shares purchased and average price paid for the three month period ended on the date indicated.




                PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

                                                                                  ------------------     ------------------
(in $000's)                                                                         September 30,          December 31,
                                                                                        2000                   1999
                                                                                  ------------------     ------------------
ASSETS
Cash and cash equivalents                                                         $          26,062       $         43,751
Available-for-sale investment securities, at estimated fair value (amortized cost of $340,865 and $340,082 at September 30, 2000 and
      December 31, 1999, respectively)                                                      329,421                328,306
Loans, net of unearned interest                                                             724,328                659,833
Allowance for loan losses                                                                  (11,206)               (10,264)
                                                                                  -- ---------------     --- --------------
     Net loans                                                                              713,122                649,569
Bank premises and equipment, net of accumulated depreciation                                 15,776                 15,321
Goodwill                                                                                     16,133                 17,428
Other intangibles                                                                             2,291                  2,726
Other real estate owned                                                                         283                    207
Other assets                                                                                 19,517                 18,142
                                                                                  -- ---------------     --- --------------
          TOTAL ASSETS                                                            $       1,122,605       $      1,075,450
                                                                                  -- ---------------     --- --------------

LIABILITIES
Non-interest bearing deposits                                                     $          80,749       $         83,267
Interest bearing deposits                                                                   673,926                644,940
                                                                                  -- ---------------     --- --------------
     Total deposits                                                                         754,675                728,207
Federal funds purchased, securities sold under repurchase agreements,
      and other short term borrowings                                                       115,131                 87,439
Long-term borrowings                                                                        138,518                150,338
Accrued expenses and other liabilities                                                        8,205                  7,606
                                                                                  -- ---------------     --- --------------
          TOTAL LIABILITIES                                                               1,016,529                973,590

Guaranteed preferred beneficial interests in junior subordinated debentures                  29,012                 28,986


STOCKHOLDERS' EQUITY
Common stock, no par value (12,000,000 shares authorized, 6,672,875 shares issued at September 30, 2000, and
   6,387,509 shares issued at December 31, 1999)                                             66,279                 65,043
Accumulated comprehensive income, net of deferred income taxes                              (7,439)                (7,654)
Retained earnings                                                                            21,614                 26,241
Treasury stock, at cost (176,149 shares at September 30, 2000
   and 398,662 shares at December 31, 1999)                                                 (3,390)               (10,756)
                                                                                  -- ---------------     --- --------------
          TOTAL STOCKHOLDERS' EQUITY                                                         77,064                 72,874
                                                                                  -- ---------------     --- --------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $       1,122,605       $      1,075,450
                                                                                  ------------------     ------------------
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